Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Cyclacel Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share	457(c) and 457(h)	160,000 (1)	$1.71 (2)	$273,600.00	$ 0.000147600	$40.38
Total Offering Amount					$273,600.00		$40.38
Total Fee Offsets							-
Net Fee Due							$40.38

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”) that become issuable under the 2018 Equity Incentive Plan, as amended (the “2018 Plan”) by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of Common Stock.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) promulgated under the Securities Act. The offering price per share and the aggregate offering price for shares reserved for future issuance under the 2018 Plan are based on the average of the high and the low price of Registrant’s Common Stock as reported on The Nasdaq Capital Market on July 26, 2024.